UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2011
INDIANA COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 26, 2011, Indiana Bank and Trust Company (the “Bank”), a subsidiary of Indiana Community Bancorp (the “Company”), repositioned a portion of its balance sheet by, among other things, selling approximately $69 million of its current securities portfolio and prepaying approximately $55 million of its Federal Home Loan Bank advances.

Upon the Bank’s sale of approximately $69 million of securities, it realized a gain on sale totaling approximately $2.0 million which will be recorded in the third quarter of 2011.  The Bank used a portion of the proceeds from the securities sales to prepay all of the remaining $55 million of Federal Home Loan Bank advances on its balance sheet.  The Bank recorded a prepayment penalty of approximately $1.3 million which will be recorded as an expense in the third quarter of 2011.  The majority of the prepayment penalty related to the balance sheet restructuring transaction in late 2009 when a portion of the prepayment penalty associated with the restructuring of the Bank’s Federal Home Loan Bank advances was deferred and amortized over the life of the restructured advances in accordance with accounting guidance.

The decision to execute the balance sheet repositioning strategies was triggered by the extreme movements in the market over the last several months and most notably during the early part of August.  As a result of the market volatility, the Company had a large unrealized gain in the securities portfolio.  As growth and preservation of capital is a key strategy for the Company, it was determined that realizing a portion of the security gains thereby converting these amounts to permanent capital was prudent.  In conjunction with the securities transactions, the Company reviewed its remaining wholesale funding.  While the currently structured variable rate Federal Home Loan Bank advances had a rate of approximately 0.50% in the most recent quarter, when the impact of the amortization of the prepayment penalty was included, the actual cost of the advances was approximately 2.0%.  In many cases, the actual cost of the advances of 2.0% was equal to or higher than the reinvestment rate on many of the security classes utilized by the Company.  The decision to prepay the remaining Federal Home Loan Bank advances had the following positive effects for the Company:  1) the Company had no wholesale funding on the balance sheet at the completion of the transactions, 2) the Company’s capital ratios improved as outlined below and 3) the Company’s net interest margin improved as outlined below.

The financial impact of the sale of securities and the prepayment of the Federal Home Loan Bank advances will increase the Company’s pretax income by approximately $680,000 in the third quarter of 2011.  In addition, these transactions will reduce the Company’s total assets by approximately $55 million.  Management estimates that as a result of the repositioning transactions, the Company’s net interest income will decrease by approximately $50,000 per quarter while net interest margin is expected to increase to approximately 3.70% which would represent an increase of 15 basis points over the net interest margin reported in the second quarter of 2011. There can be no guarantee, however, that these results will be achieved.

Additionally, the repositioning strategies will have a positive impact on the Company’s capital ratios.  Upon completion of the transactions above, the Company’s tangible common equity ratio increased to 7.27% which was an increase of 39 basis points compared to June 30, 2011.  Similarly, the Company’s tier one leverage capital ratio increased 56 basis points to 10.55% and the Company’s total risk based capital ratio increased 38 basis points to 14.13%.

Forward-Looking Statement
The foregoing description contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 1, 2011	INDIANA COMMUNITY BANCORP

	By:	/s/ Mark T. Gorski
Mark T. Gorski, Executive Vice President and Chief Financial Officer